Exhibit 10.1

FORM OF INSIGHT CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, as “Rights Agent”).

RECITALS

A. Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”) and the other parties thereto, have entered into an Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”).

B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Insight has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described.

C. The parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Insight and to make this Agreement a valid and binding agreement of Insight, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of at least 40% of the outstanding CVRs, as reflected on the CVR Register.

“Assignee” has the meaning set forth in Section 7.5.

“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first [•] thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“Change of Control” means (a) the acquisition in one transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the securities of Insight possessing more than 50% of the total combined voting power of all outstanding securities of Insight (provided, however, that a Change of Control will not result upon such acquisition of ownership if such acquisition occurs as a result of: (i) a public offering of Insight’s securities or any

Exhibit 10.1

financing transaction or series of financing transactions, in each case for bona fide financing purposes or (ii) a merger or consolidation involving Insight where the holders of the outstanding voting securities of the Insight immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Insight, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger or consolidation); or (b) the sale, transfer, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Insight (on a consolidated basis), except for a transaction in which the holders of the outstanding voting securities of Insight immediately prior to such transaction(s) (taken in the aggregate) receive as a distribution with respect to securities of Insight more than 50% of the total combined voting power of all outstanding voting securities of the acquiring entity or a parent or holding company of the acquiring entity immediately after such transaction(s).

“Common Stock” means the common stock, $0.001 par value, of Insight.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Merger Agreement and this Agreement.

“CVR Payment” means a cash payment equal to (i) ninety percent (90%) of the Net Proceeds received by Insight in a given CVR Payment Period to the extent such payment relates to a Disposition Agreement entered into after the Closing Date, if any, with the remaining ten percent (10%) being retained by Insight, (ii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date (other than agreements covered by clause (iii)), or (iii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date with respect to the Pionyr Assets that exceed the aggregate amounts payable by Insight to the holders of contingent value rights pursuant to that certain Contingent Value Rights Agreement, by and between Insight and Computershare, dated as of August 4, 2023; provided, that with respect to clauses (i), (ii) and (iii), Insight, in its reasonable discretion as resolved by the Insight Board, may withhold from any CVR Payment to provide for the satisfaction of indemnity obligations or other potential post-disposition Liabilities under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions; provided, further, that any such withheld Net Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than the CVR Payment Period in which occurs the extinction of any such indemnity obligations or other post-disposition Liabilities.

“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“CVR Payment Period” means a period equal to two (2) consecutive Calendar Quarters (or portion thereof) beginning on the Effective Time of the Merger and ending on March 31 or September 30 of any given calendar year during the CVR Term (provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Term, such CVR Payment Period will end on the Termination Date).

“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Insight, signed on behalf of Insight, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the Closing and ending upon the tenth (10th) anniversary of this Agreement; provided that, solely with respect to any Disposition Agreement set forth on Schedule 1.1, the CVR Term shall extend until the latest date that Insight may earn a contingent, earnout, milestone or similar payment pursuant to such Disposition Agreement if (i) the first patient has been dosed in a registrational trial of an asset covered by such Disposition Agreement before the second (2nd) anniversary of this Agreement or (ii) FDA approval of an NDA for an asset covered by such Disposition Agreement has been received by Insight before the fifth (5th) anniversary of this Agreement.

Exhibit 10.1

“Disposition” means the sale, exclusive license, transfer or other disposition of any Insight CVR Asset (including any such sale or disposition of equity securities in any Subsidiary established by Insight to hold any right, title or interest in or to any Insight CVR Asset), in each case during the Disposition Period.

“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between Insight or its Affiliates and any Person who is not an Affiliate of Insight regarding a Disposition.

“Disposition Period” means the period beginning on the execution date of the Merger Agreement and ending on the first anniversary of the Closing Date.

“Gross Proceeds” means, without duplication, the sum of all cash consideration and all cash proceeds from the sale of non-cash consideration of any kind that is paid to Insight or any of its Affiliates, or is received by Insight or any of its Affiliates, during the CVR Term with respect to a Disposition, solely as such consideration relates to an Insight CVR Asset.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Insight CVR Assets” means (a) Insight’s targeted oncology programs, IK-930 and IK-595, (b) Insight’s kynurenine degrading enzyme program, IK-412, (c) Insight’s antibody assets PY314, PY159, and PY265 (the “Pionyr Assets”), (d) Insight’s aryl hydrocarbon receptor antagonist program, IK-175 and (e) any other assets used or owned by Insight prior to the Closing.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with Insight’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of Insight, in their respective official capacities.

“Party” means Insight or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Insight or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and, without duplication, any income or other similar Taxes payable by Insight or any of its Affiliates that would not have been incurred by Insight or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by Insight or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by Insight or its Affiliates from the Disposition after reduction for any net operating loss carryforwards or other Tax attributes of Insight or its Affiliates as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by Insight’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by Insight or its Affiliates after the Closing Date);

Exhibit 10.1

(b) any reasonable and documented expenses incurred by Insight or any of its Affiliates to preserve or ready the Insight CVR Assets for sale or in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Insight CVR Asset, including any damages, liabilities arising under any Contract or Disposition Agreement, including any incurred in litigation or other dispute resolution therefor, and any costs related to the prosecution, maintenance or enforcement by Insight or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation or dispute resolution in respect of the same);

(c) any reasonable and documented expenses incurred or accrued by Insight or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Insight CVR Asset or the sale of any marketable securities received in any Disposition, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, including such fee disclosed in Schedule 1.2;

(d) any Losses incurred or reasonably expected to be incurred by Insight or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of Insight or any of its Affiliates set forth in any Disposition Agreement;

(e) any proceeds in consideration for a Disposition pursuant to a Disposition Agreement included in the final determination of the Net Cash of Insight in accordance with the Merger Agreement (for the purpose of avoiding overpayment of any duplicative amounts);

(f) any Liabilities borne by Insight or any of its Affiliates pursuant to Contracts related to Insight CVR Assets, including costs arising from the termination thereof; and

(g) any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment Amount.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive contingent CVR Payments pursuant to this Agreement. The initial Holders will be the holders of Common Stock as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, those shares of Common Stock issued in respect of the Concurrent Investment). One CVR will be issued with respect to each share of Common Stock that is outstanding as of immediately prior to the Effective Time.

Exhibit 10.1

(b) Insight hereby appoints the Rights Agent to act as Rights Agent for Insight in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Insight. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Insight and Rights Agent shall not be responsible for, and may require evidence of payment of a sum sufficient to cover (or evidence that such Taxes and charges are not applicable), any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Insight and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

Exhibit 10.1

(e) Insight will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Insight’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) No later than forty-five (45) days following the end of each CVR Payment Period during the CVR Term, Insight shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, Insight shall pay the Rights Agent in U.S. dollars an amount equal to one-hundred percent (100%) of the Net Proceeds (if any) (subject to the proviso in the definition of the term “CVR Payment”) for the applicable CVR Payment Period; provided, however, that in the event that the aggregate CVR Payment on any CVR Payment Statement shall be less than $1,000,000, no CVR Payment Amount shall be due and instead such CVR Payment shall be added to subsequent CVR Payments until: (i) the aggregate CVR Payment shall be at least $1,000,000 or (ii) final CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than ten (10) Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall, upon any Holder’s request in writing and as soon as practicable after receipt of a CVR Payment Statement under this Section 2.4(a), send such Holder at its registered address a copy of such statement. For the avoidance of doubt Insight shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Insight’s obligations set forth in this Section 2.4(a).

(b) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, Insight shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by Insight or the Rights Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event Insight becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), Insight shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax. Insight will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except specifically instructed by Insight.

Exhibit 10.1

(c) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the end of an applicable CVR Payment Period (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), and any Holder will thereafter look only to Insight for payment of such CVR Payment (which shall be without interest).

(d) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the end of an applicable CVR Payment Period (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Insight and will be transferred to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Insight nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Insight agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Insight, a public office or a person nominated in writing by Insight.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Insight or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Insight.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Insight or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of Insight and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Insight’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither Insight nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Insight or a Person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Insight of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Insight or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Exhibit 10.1

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, except in the case of willful misconduct, bad faith or fraud of the Rights Agent, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Insight to the Rights Agent (but not including reimbursable expenses and other charges) during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight or the Company. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by Insight in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of Insight or, with respect to Section 2.3(d), the Acting Holders.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by Insight for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

Exhibit 10.1

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Insight agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, fraud or gross negligence; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.

(h) Insight agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in Exhibit A and agreed upon in writing by the Rights Agent and Insight on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Insight will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Insight is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall have no responsibility to Insight, any holders of CVRs, any holders of shares of Common Stock or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.

(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any Insight, the Company or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Insight or the Company or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Insight or for any other Person.

Exhibit 10.1

(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Insight, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Insight or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Insight or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Insight or the Company resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith, fraud or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(o) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Insight only.

(p) The Rights Agent shall act hereunder solely as agent for Insight and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Insight, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(r) The Rights Agent shall not be liable or responsible for any failure of Insight to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(s) The obligations of Insight and the rights of the Rights Agent under this Section 3.2, Section 3.1. and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

(t) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(u) The Rights Agent will have no liability and shall be held harmless by Insight in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Insight), nor shall it be responsible for any breach by Insight of any covenant or condition contained in this Agreement.

Exhibit 10.1

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to Insight. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) Insight will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Insight will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Insight fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) Insight will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Insight fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Insight.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Insight will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with Insight and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Insight and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Insight or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Exhibit 10.1

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

Insight will furnish or cause to be furnished to the Rights Agent, in such form as Insight receives from Insight’s transfer agent (or other agent performing similar services for Insight), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 Obligations of Public Company.

(a) Notwithstanding anything herein to the contrary, (a) Insight and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products, including, subject to Section 4.2(b), with respect to (i) managing, directing and controlling the exploitation of the Insight CVR Assets in all respects and (ii) conducting any sale process (including engagement of advisors) with respect to any Insight CVR Assets), and subject to Insight’s compliance with the terms of this Agreement, Insight and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Insight and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of Insight or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty or any other implied duties (including the implied covenant of good faith and fair dealing) to any Holder in respect of the CVRs or the Insight CVR Assets, (c) except as specifically provided in Section 4.2(b), Insight shall have no obligation to operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of its or its Affiliates’ business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including any Disposition Agreement, including in order to obtain, maximize or expedite the receipt of any Gross Proceeds or minimize Permitted Deductions, and (d) following the Disposition Period, Insight shall be permitted to take any action in respect of the Insight CVR Assets in order to satisfy any wind-down and termination Liabilities of the Insight CVR Assets.

(b) Insight will allocate reasonable resources to reasonably maintain the Insight CVR Assets during the Disposition Period; provided, that Insight will not in any event be required to exceed the Expense Reserve in maintaining the Insight CVR Assets.

(c) None of Insight or any of its Affiliates shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Insight CVR Assets, except for the obligation to make CVR Payment Amounts to the Holders of CVRs pursuant to this Agreement.

(d) Except for the obligations to the Rights Agent set forth in Section 2.3(b), neither Insight nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.

(e) Solely with respect to the sale of an Insight CVR Asset and for up to twelve (12) months after receipt thereof, Insight will use commercially reasonable efforts to sell any securities listed on a U.S. national exchange (subject to any restrictions associated with such securities received as consideration for such sale); provided, that Insight will have no liability for its failure to monetize any such non-cash consideration received.

Section 4.3 Prohibited Actions.

Unless approved by the Insight Board, prior to the end of the Disposition Period, Insight shall not grant any lien, security interest, pledge or similar interest in any Insight CVR Assets or any Net Proceeds.

Section 4.4 Books and Records.

Until the end of the CVR Term, Insight shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.

Exhibit 10.1

Section 4.5 Audits.

Until the Termination Date and for a period of one (1) year thereafter, Insight shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent accounting firm reasonably acceptable to Insight to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which Insight or its Affiliates receives Gross Proceeds and ending on the last day of the CVR Term. Insight may require such accounting firm to execute a reasonable confidentiality agreement with Insight prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared, and in no event shall Insight be required to provide any Tax returns or any other Tax information it deems confidential to the Acting Holders or any other party. Such audits may be conducted during normal business hours upon reasonable prior written notice to Insight, but no more than frequently than once per year. No accounting period of Insight shall be subject to audit more than one time by the Acting Holders, as applicable. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by Insight to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, Insight shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Statement for the relevant CVR Payment Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Acting Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Insight of twenty percent (20%) or more of the CVR Payment due under this Agreement, in which case Insight shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.5.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Insight, at any time and from time to time, may (without the consent of any Person, including the Holders, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to Insight and the assumption of any such successor of the covenants of Insight outlined herein in a transaction contemplated by Section 6.1;

(iii) to add to the covenants of Insight such further covenants, restrictions, conditions or provisions as Insight and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

Exhibit 10.1

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that Insight is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Insight or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that Insight complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b) Promptly after the execution by Insight of any amendment pursuant to this Section 5.1, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Insight without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), Insight and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by Insight and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Insight which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

Exhibit 10.1

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Change of Control.

Prior to the Termination Date, Insight shall not consummate a Change of Control without the consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), unless:

(a) the Person that is the relevant transferee, assignee, acquiror, delegate or other successor (including by operation of law) in such Change of Control (the “Surviving Person”) shall assume or succeed to the obligations on all CVRs (when and as due hereunder); and

(b) Insight has delivered to the Rights Agent an Officer’s Certificate stating that such Change of Control complies with this Article 6 and that all conditions precedent herein provided for relating to such Change of Control have been complied with.

Section 6.2 Successor Substituted.

Upon the consummation of any Change of Control in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Insight under this Agreement with the same effect as if the Surviving Person had been named as Insight herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to Insight.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder when sent (a) fees prepaid, via a reputable international overnight courier service in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (b) on the date sent in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

if to Insight, to:

ImageneBio, Inc.

[Address]

[City, State ZIP]

Attention: [•]

Email: [•]

with a copy, which shall not constitute notice, to:

[Counsel]

[Address]

[City, State ZIP]

Attention: [•]

Email: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Exhibit 10.1

Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between Insight and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Insight and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Insight’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Insight may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Insight is merged or consolidated, or any entity resulting from any merger or consolidation to which Insight shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, Insight shall agree to remain liable for the performance by Insight of its obligations hereunder (to the extent Insight exists following such assignment). Insight or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Insight, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Insight, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Exhibit 10.1

Section 7.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

Section 7.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to Insight.

Exhibit 10.1

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the expiration of the CVR Term, (b) the expiration of all payment obligations under the Disposition Agreements, or (c) the delivery of a written notice of termination duly executed by Insight and the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments, if any, have been made, if applicable.

Section 7.13 Funds.

All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare, as agent for Insight, and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Insight. Until paid pursuant to the terms of this Agreement, the Rights Agent shall cause Computershare to hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits.

Section 7.14 Further Assurance by Insight.

Insight agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 7.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

Exhibit 10.1

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Insight have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Insight and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

Exhibit 10.1

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

IKENA ONCOLOGY, INC.

By:
Name:	Mark Manfredi, Ph.D.
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.,

On behalf of both entities

By:
Name:
Title: